Exhibit 5.1

April 5, 2023

Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel for Stronghold Digital Mining, Inc.,  a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of up to 62,004,276 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), consisting of: (i) the offer and sale by Adage Capital Partners, L.P., Continental General Insurance Company, and Parallaxes Capital Opportunity Fund IV, L.P. (collectively, the “Series C Holders”), of up to 53,930,000 shares of Class A Common Stock (the “Conversion Shares”) that are issuable upon the conversion of shares of Series C Convertible Preferred Stock of the Company, $0.0001 par value per share (the “Series C Preferred Stock”), or the exercise of the pre-funded warrants (the “Pre-Funded Warrants”) issuable upon conversion of the Series C Preferred Stock, each pursuant to the terms of the certificate of designations for the Series C Preferred Stock filed with the Secretary of State of the State of Delaware and effective on February 20, 2023 (the “Certificate of Designations”),  (ii) the offer and sale by Whitehawk Finance LLC (“Whitehawk”) of 4,825,972 shares of Class A Common Stock (the “Whitehawk Warrant Shares”) that are issuable upon the exercise of warrants acquired by Whitehawk (the “Whitehawk Warrants”), (ii) the offer and sale by Bruce - Merrilees Electric Co. (“B&M”) of 3,000,000 shares of Class A Common Stock (the “B&M Warrant Shares” and, together with the Whitehawk Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of warrants acquired by B&M (the “B&M Warrants” and, together with the Whitehawk Warrants, the “Warrants”), and (iv) the offer and sale by 150 Bond LLC (“150 Bond” and, together with the Series C Holders, B&M and Whitehawk, the “Selling Stockholders”) of 248,304 shares of Class A Common Stock that have been issued to 150 Bond (the “Class A Common Shares” and, together with the Warrant Shares and the Conversion Shares, the “Selling Stockholder Shares”).

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	The Grace Building, 1114 Avenue of the Americas, 32nd Floor New York, NY 10036-7708 Tel +1.212.237.0000 Fax +1.212.237.0100 velaw.com

April 5, 2023 Page 2

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective, (ii) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization, (iii) all Selling Stockholder Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus, (iv) no stop order of the Commission preventing or suspending the use of the Prospectus or any prospectus supplement will have been issued, (v) a prospectus properly describing the Selling Stockholder Shares offered thereby will have been delivered to the purchaser(s) of such Selling Stockholder Shares as required in accordance with applicable law, (vi) upon effectiveness of the Registration Statement, there will be sufficient shares of Class A Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance, and (vii) there will not have occurred any change in law or in the Company Charter Documents adversely affecting the Selling Stockholder Shares or the rights of the holders thereof.

In connection with the opinion expressed herein, we have examined, among other things, (i)  the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as currently in effect (collectively, the “Company Charter Documents”), (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement, the Exchange Agreement and the Warrants, (iii) the Registration Statement, (iv) the Prospectus, (v) the Registration Rights Agreement, dated as of February 20, 2023, by and among the Company and the Series C Holders, (vi) the Registration Rights Agreement, dated as of April 4, 2023, by and between the Company and Whitehawk, (vii) the Registration Rights Agreement, dated as of April 4, 2023, by and between the Company and B&M, (viii) the Exchange Agreement, (ix) the Certificate of Designations, (x) the form of Pre-Funded Warrants, (xi) the Warrants, (xii) a specimen of the Company’s Class A Common Stock certificate, and (xiii) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

We have also reviewed such questions of law as we have deemed necessary or appropriate.  As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the legal capacity of all individuals executing any of the foregoing documents.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that

(i) the Common Shares are validly issued, fully paid and non-assessable;

(ii) the Conversion Shares, when issued either (a) upon conversion of the Series C Preferred Stock in accordance with the terms of the Certificate of Designations or (b) upon exercise of Pre-Funded Warrants (if any) issued upon conversion of the Series C Preferred Stock in accordance with the terms of the Certificate of Designations and in accordance with the terms of the Pre-Funded Warrants, as applicable, will be validly issued, fully paid and non-assessable; and

(iii) the Warrant Shares, when issued upon exercise of the Warrants and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

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The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP